Exhibit 99.1

Investor Contact:	Tonya Chin
408-962-2573
tchin@shoretel.com
SHORETEL REPORTS FINANCIAL RESULTS FOR SECOND FISCAL QUARTER 2008
Company Grows Revenue 36 Percent Over Second Quarter of 2007
SUNNYVALE, Calif., January 29, 2008 – ShoreTel, Inc., (NASDAQ: SHOR), a leading provider of Pure IP Unified Communications solutions, today announced financial results for the second quarter of fiscal year 2008 ended December 31, 2007.
For the second fiscal quarter of 2008, revenue was $30.6 million, an increase of 36 percent over the second quarter of 2007. GAAP net income was $1.8 million, or $0.04 per diluted share, compared to $1.1 million, or $0.03 per diluted share, reported in the second quarter of 2007. GAAP net income in the second quarter of 2008 includes $1.7 million in stock-based compensation expense, compared to $0.6 million reported in the second quarter of fiscal year 2007.
Excluding these stock-based compensation charges, non-GAAP net income for the second quarter of 2008 was $3.8 million, or $0.08 per diluted share. This reflects an increase of 121 percent compared to non-GAAP net income of $1.7 million, or $0.05 per diluted share, reported in the second quarter of 2007. GAAP and non-GAAP net income for the quarter ended December 31, 2007 included a tax benefit due to a substantial reduction in the Company’s fiscal year 2008 estimated effective tax rate.
GAAP gross margin for the second quarter of 2008 improved to 64 percent from 63 percent in the second quarter of 2007. GAAP gross margin in the second quarter of 2008 included $147,000 in stock-based compensation expense, compared to $27,000 in the second quarter of fiscal year 2007. Non-GAAP gross margin, which excludes stock-based compensation charges, improved to 65 percent in the second quarter of 2008, compared to 63 percent in the year-ago quarter.
As of December 31, 2007, the Company had $105.4 million in cash, cash equivalents and short-term investments.
“ShoreTel remains focused on executing our successful business strategy of adding new customers to our base of loyal fans and aggressively delivering new products through our growing network of channel partners,” said John W. Combs, chief executive officer of ShoreTel. “Our customer base continues to grow with the addition of over 700 new customers in the second quarter.

We believe our strategy is sound and our products and services are continuing to delight our enterprise customers. Looking forward, we remain focused on long term growth that outpaces our market, despite any uncertainty in the near-term economic environment.”
Operational Highlights for Second Fiscal Quarter of 2008:
PRODUCTS
•	In November, the Company announced the latest release of its unified communications system, adding features for mobile workers, increased international capabilities and switches that provide twice the capacity in half the space. The Company also introduced two new telephones, the ShorePhoneTM IP 265, which features a high-resolution color display as well as the ShorePhone IP 115, an enhanced entry-level speakerphone.
PARTNERSHIPS
•	The Company announced that Telindus, a European specialist in ICT solutions and services, will sell ShoreTel products as a managed service. Telindus has more than 2,700 employees worldwide, and will act as a partner for offering an economical managed service that provides customers with a lower barrier to entry for obtaining the benefits of voice over IP and unified communications.

•	In November, the Company announced that it had entered into a strategic distribution agreement with Syntellect, a leading provider of enterprise-class contact center solutions. Under the agreement, ShoreTel will offer Syntellect’s contact center solution in conjunction with its Pure IP Unified Communications system to ShoreTel resellers globally.
ACCOMPLISHMENTS/AWARDS
•	The Company was named to the Deloitte Technology Fast 500, a ranking of the fastest growing technology, media, telecommunications and life sciences companies in North America. The Company was ranked 216 out of 500 companies with an increase in revenue of 759 percent from 2002 to 2006.

•	Phone+ magazine selected ShoreTel as one of its Top 50 Channel Programs. ShoreTel was selected among hundreds of companies that submitted their channel program details for consideration. Voted on by indirect sales partners, the winners represent communications suppliers who provide their reseller partners with that extra something that makes them want to do business with them.

Business Outlook
Reflecting the current uncertainty in the U.S. economy, from which substantially all of the Company’s revenue is derived, the Company is providing the following outlook for the quarter ending March 31, 2008:
•	Revenue is expected to be in the range of $28 to $32 million.

•	GAAP gross margins are expected to be in the range of 61 percent to 63 percent, including approximately $200,000 in stock-based compensation expense. Non-GAAP gross margins are expected to be in the range of 62 percent to 64 percent.

•	GAAP operating expenses are expected to be in the range of $21.5 to $22.5 million, including approximately $1.7 million in stock-based compensation expense.
Use of Non-GAAP Financial Measures
ShoreTel reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Many investors have requested that ShoreTel disclose this non-GAAP information because it is useful in understanding the Company’s performance as it excludes non-cash and other special charges that many investors feel may obscure the Company’s true operating performance. Likewise, management uses these non-GAAP measures to manage and assess the profitability of its business and does not consider stock-based compensation expenses, which are non-cash charges, in managing its core operations. ShoreTel has provided a reconciliation of non-GAAP financial measures, following the text of this press release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
Conference Call Details for January 29, 2008
ShoreTel will host a corresponding conference call and live webcast at 2:30 p.m. Pacific Standard Time on January 29, 2008. To access the conference call, dial 877-584-6502 for the U.S. or Canada and 706-634-7958 for international callers. The webcast will be available live on the Investor Relations section of the Company’s corporate website at www.shoretel.com, and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:30 p.m. Pacific Standard Time on January 29, 2008 until 11:59 p.m. Pacific Standard Time on February 5, 2008, by dialing 800-642-1687 or 706-645-9291 for callers outside the U.S. and Canada and entering passcode 31866882.

Legal Notice Regarding Forward-Looking Statements
ShoreTel assumes no obligation to update the forward-looking statements included in this release. This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements by John W. Combs, statements regarding new products and partnerships and statements in the “Business Outlook” section regarding ShoreTel’s anticipated future revenues, gross margins and operating expenses and other financial information. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include general economic conditions, particularly in the United States, and the impact thereof on information technology spending, the intense competition in our industry, our reliance on third parties to sell and support our products, supply and manufacturing risks, our ability to control costs as we expand our business, uncertainty as to market acceptance of new products and services, costs of, and customer reaction to, our pending litigation and other risk factors set forth in ShoreTel’s Form 10-K for the year ended June 30, 2007 and in its Form 10-Q for the quarter ended September 30, 2007.
About ShoreTel, Inc.
ShoreTel, Inc., (NASDAQ: SHOR) is a leading provider of Pure IP unified communications systems. ShoreTel enables companies of any size to seamlessly integrate all communications—voice, data, messaging—with their business processes. Independent of device or location, ShoreTel’s distributed software architecture eliminates the traditional costs, complexity and reliability issues typically associated with other solutions. ShoreTel continues to deliver the highest levels of customer satisfaction, ease of use and manageability while driving down the overall total cost of ownership. ShoreTel is headquartered in Sunnyvale, California, and has regional offices in the United Kingdom, Sydney, Australia and Munich, Germany. For more information, visit http://www.shoretel.com or call 1-877-80SHORE.
###
(TABLES TO FOLLOW)

SHORETEL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	As of	As of	As of
	December 31,	September 30,	June 30,
	2007	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$86,724	$99,192	$17,326
Short-term investments	18,680	—	—
Accounts receivable, net of allowance for doubtful accounts of $398, $391 and $320 as of December 31, 2007, September 30, 2007 and June 30, 2007, respectively	20,432	21,704	19,411
Inventories	7,783	6,048	7,057
Prepaid expenses and other current assets	3,221	3,203	3,372

Total current assets	136,840	130,147	47,166
Property and equipment — net	3,460	3,338	2,933
Other assets	148	151	2,935

Total assets	$140,448	$133,636	$53,034

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$6,209	$4,993	$7,433
Accrued liabilities and other	3,989	3,426	2,807
Accrued employee compensation	3,695	3,492	3,782
Deferred revenue	12,263	11,162	10,126

Total current liabilities	26,156	23,073	24,148

Long-term liabilities:
Preferred stock warrant liability	—	—	549
Long-term deferred revenue	4,497	4,441	3,825

Total long-term liabilities	4,497	4,441	4,374

Total liabilities	30,653	27,514	28,522

Redeemable convertible preferred stock	—	—	56,341

Stockholders’ equity (deficit):

Common stock	43	43	53,206
Additional paid-in capital	190,342	188,533	—
Deferred stock compensation	(186)	(213)	(237)
Accumulated deficit	(80,404)	(82,241)	(84,798)

Total stockholders’ equity (deficit)	109,795	106,122	(31,829)

Total liabilities and stockholders’ equity (deficit)	$140,448	$133,636	$53,034

SHORETEL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue:
Product	$26,257	$19,864	$54,382	$38,331
Support and services	4,304	2,616	8,154	4,564

Total revenues	30,561	22,480	62,536	42,895
Cost of revenue
Product (1)	8,724	6,767	18,128	13,274
Support and services (2)	2,180	1,595	4,339	3,040

Total cost of revenue	10,904	8,362	22,467	16,314

Gross profit	19,657	14,118	40,069	26,581
Gross profit %	64.3%	62.8%	64.1%	62.0%

Operating expenses:
Research and development (3)	6,257	4,051	12,464	7,168
Sales and marketing (4)	8,804	5,755	17,126	11,432
General and administrative (5)	4,478	2,837	8,201	5,410

Total operating expenses	19,539	12,643	37,791	24,010

Income from operations	118	1,475	2,278	2,571
Other income (loss)	1,197	(395)	2,400	(238)

Income before provision for income taxes	1,315	1,080	4,678	2,333
(Provision for) benefit from income taxes	522	22	(284)	(185)

Net income	1,837	1,102	4,394	2,148
Accretion of preferred stock	—	(13)	—	(25)

Net income available to common shareholders	$1,837	$1,089	$4,394	$2,123

Net income per share available to common shareholders:
Basic (6)	$0.04	$0.13	$0.10	$0.26
Diluted (7)	$0.04	$0.03	$0.10	$0.06

Shares used in computing net income per share available to common shareholders:
Basic (6)	42,140	8,236	42,011	8,074
Diluted (7)	45,021	35,495	44,974	35,374
Includes stock-based compensation as follows:

(1) Cost of product revenue	$17	$3	$25	$4
(2) Cost of support and services revenue	130	24	188	29
(3) Research and development	492	82	746	99
(4) Sales and marketing	572	111	1,023	208
(5) General and administrative	502	415	796	1,117

	$1,713	$635	$2,778	$1,457

(6)	Basic net income per share and share count have been computed using the weighted average number of common shares outstanding and do not include the dilutive effect of redeemable convertible preferred stock which existed for the three and six month periods ended December 31, 2006.

(7)	Diluted net income per share and share count reflect the weighted average number of common shares used in the basic net income per share calculation plus the effects of all potentially dilutive securities, including the assumed conversion of redeemable convertible preferred stock which existed for the three and six month periods ended December 31, 2006.

SHORETEL, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
GAAP gross profit	$19,657	$14,118	$40,069	$26,581
Stock-based compensation in product cost of revenue (a)	17	3	25	4
Stock-based compensation in support and services cost of revenue (a)	130	24	188	29

Non-GAAP gross profit	$19,804	$14,145	$40,282	$26,614

GAAP gross profit %	64.3%	62.8%	64.1%	62.0%
Stock based compensation (a)	0.5%	0.1%	0.3%	0.0%

Non-GAAP gross profit %	64.8%	62.9%	64.4%	62.0%

Total GAAP operating expenses	$19,539	$12,643	$37,791	$24,010
Stock based compensation included in research and development (a)	492	82	746	99
Stock based compensation included in sales and marketing (a)	572	111	1,023	208
Stock based compensation included in general and administrative (a)	502	415	796	1,117

Total non-GAAP operating expenses	$17,973	$12,035	$35,226	$22,586

GAAP net income available to shareholders:	$1,837	$1,089	$4,394	$2,123
Adjustments for stock-based compensation (a)	1,713	635	2,778	1,457
Tax effect of non-GAAP adjustments	252	—	85	—

Non-GAAP net income available to shareholders	$3,802	$1,724	$7,257	$3,580

GAAP diluted net income per share (b):	$0.04	$0.03	$0.10	$0.06
Adjustments for stock-based compensation (a)	$0.03	$0.02	$0.06	$0.04
Tax effect of non-GAAP adjustments	$0.01	$—	$0.00	$—

Non-GAAP diluted net income per share (b):	$0.08	$0.05	$0.16	$0.10

(a)	Due to the nature of the variables that impact the Company’s valuation of stock-based compensation, some of which are outside the control of management, and the non-cash nature of stock-based compensation charges, these expenses are excluded by management when evaluating the Company’s core operating results.

(b)	Diluted net income per share reflect the weighted average number of common shares used in the basic net income per share calculation plus the effects of all potentially dilutive securities, including the assumed conversion of redeemable convertible preferred stock which existed for the three and six month periods ended December 31, 2006.